FOR IMMEDIATE RELEASE
CONTACT:  D. M. Takes, President and CEO
PHONE: 215-513-2304

HARLEYSVILLE NATIONAL CORPORATION DECLARES DIVIDEND

HARLEYSVILLE, PA (November 9, 2006) - The Board of Directors of Harleysville National Corporation (NASDAQ:HNBC) declared a regular cash dividend of $.20 per share on 28,950,605 shares of outstanding common stock. The dividend is payable December 15, 2006, to shareholders of record on November 30, 2006.

“We are pleased that our financial performance has, once again, enabled us to reward our loyal shareholders,” said Deb Takes, President and CEO. “Total cash dividends paid and declared during 2006 were $.752 per share, a 5.0% increase from the $.718 per share paid last year. All dividend numbers have been adjusted to reflect the 5% common stock dividend we paid in September 2006,” she added.

Harleysville National Corporation, with assets of $3.4 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management, a division of HNB, with assets under management in excess of $2.2 billion. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq Global Market Issues. For more information, visit the Harleysville National Corporation website at www.hncbank.com

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.